Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement of Two Harbors Investment Corp. to Form S-4 on Form S-3 (File No. 333-160199) of our report, which includes an explanatory paragraph as to Capitol Acquisition Corp.’s (a development stage company) ability to continue as a going concern, dated March 13, 2009, with respect to our audits of the financial statements of Capitol Acquisition Corp. (a development stage company) as of December 31, 2008 and for the year ended December 31, 2008 and for the period from June 26, 2007 (inception) through December 31, 2007, as included in the Annual Report on Form 10-K for the year ended December 31, 2009, of Two Harbors Investment Corp., which Annual Report is incorporated by reference in such Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

We were dismissed as auditors on October 30, 2009 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Registration Statement for the periods after the date of our dismissal.

/s/ Marcum LLP

Marcum LLP
Melville, New York

November 24, 2010